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                                                                      Exhibit 11

                            AMSOUTH BANCORPORATION
         STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE

                                   Twelve Months Ended      Three Months Ended
                                       December 31              December 31
                                   --------------------    --------------------
                                     1998        1997        1998        1997
                                     ----        ----        ----        ----
                                       (In thousands except per share data)

Net income.......................  $262,712    $226,167    $ 68,375    $ 58,892
                                   ========    ========    ========    ========
Average shares of common
  stock outstanding*.............   119,384     123,059     118,089     120,866
                                   ========    ========    ========    ========
Earnings per common share*.......  $   2.20    $   1.84    $   0.58    $   0.49
                                   ========    ========    ========    ========
Diluted average shares of
  common stock outstanding*......   121,281     124,120     119,843     122,088
                                   ========    ========    ========    ========
Diluted earnings per
  common share*..................  $   2.17    $   1.82    $   0.57    $   0.48
                                   ========    ========    ========    ========

* Restated for three-for-two common stock split in April 1998.